MutualFirst Announces Second Quarter 2013 Earnings

MUNCIE, Ind., July 24, 2013 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the second quarter ended June 30, 2013 of $1.8 million, or $.26 for basic earnings per common share and $.25 for diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2012 of $1.3 million, or $.18 for basic and diluted earnings per common share. Annualized return on assets was .60% and return on average tangible common equity was 6.59% for the second quarter of 2013 compared to .45% and 4.97% respectively, for the same period of last year.

Net income available to common shareholders for the six months ended June 30, 2013 was $3.5 million, or $.49 for basic earnings per common share and $.48 for diluted earnings per common share compared to net income available to common shareholders of $2.3 million, or $.34 for basic earnings per common share and $.33 for diluted earnings per common share for the six months ended June 30, 2012. Annualized return on assets was .58% and return on average tangible common equity was 6.27% for the first half of 2013 compared to .43% and 4.58% respectively, for the same period of last year.

Other financial highlights for the second quarter ended June 30, 2013 included:

  Redeemed $7.2 million of preferred stock held by the United States Treasury as part of the Small Business Lending Fund.
  Gross loan balances increased by $2.4 million in the second quarter of 2013.
  Deposits decreased $13.3 million in the second quarter of 2013.
  Asset quality continues to improve as non-performing loans to total loans were 1.94% as of June 30, 2013 compared to 2.54% as of March 31, 2013 and non-performing assets to total assets were 1.77% as of June 30, 2013 compared to 2.25% as of March 31, 2013.
  Classified loans decreased approximately 17% in the second quarter of 2013 and 24% since December 31, 2012.
  Foreclosed real estate decreased $833,000 compared to March 31, 2013 and $1.3 million compared to December 31, 2012.
  Net charge offs on an annualized basis were .34% in the second quarter 2013 compared to .41% in the first quarter of 2013.
  Tangible common equity to total assets is 7.65% and tangible book value per share is $15.14 as of June 30, 2013.
  Net interest margin was 3.10% for the second quarter 2013 compared to 3.07% in the first quarter 2013.

"We were pleased with the continued improvement in earnings and credit quality. We believe the worst is now behind us as credit quality continues to improve, and we can fully focus on creating additional shareholder value through increased earnings," said David W. Heeter, President and CEO.

Balance Sheet

Assets decreased $14.2 million as of June 30, 2013 compared to December 31, 2012, primarily due to the decrease in gross loans of $11.3 million and decreases in investment securities of $4.1 million. The decrease in the gross loan portfolio was primarily due to a decline in one-to four- family mortgage loans of $11.1 million and a decline in our commercial portfolio of $2.0 million, partially offset by an increase in consumer loans of $1.7 million. In the second quarter of 2013, gross loans increased $2.4 million as consumer loans increased by $3.8 million, partially offset by a decline in one-to four- family mortgage loans of $900,000 and a decline in commercial loans of $500,000. Mortgage loans held for sale increased by $3.2 million, since December 31, 2012, as the Bank has been selling most fixed rate loans originated in the first half of 2013 to mitigate interest rate risk. Mortgage loans sold during the first half of 2013 totaled $43.2 million compared to $15.2 million in the first half of 2012.

Deposits decreased by $29.6 million in the first half of 2013. The decrease in deposits has been primarily in certificates of deposit which decreased $28.0 million while core transactional deposits decreased $1.6 million in the first half of 2013. Core transactional deposits increased to 52% of the Bank's total deposits as of June 30, 2013 compared to 51% as of December 31, 2012.

Allowance for loan losses was $15.7 million as of June 30, 2013 compared to $16.0 million as of March 31, 2013 and December 31, 2012. Net charge offs in the second quarter were $840,000, or .34% of total loans on an annualized basis, compared to $1.0 million, or .41% of total loans on an annualized basis in the first quarter of 2013. The allowance for loan losses to non-performing loans as of June 30, 2013 was 83.2% compared to 64.9% as of March 31, 2013 and 67.7% as of December 31, 2012. The allowance for loan losses to total loans as of June 30, 2013 was 1.61% compared to 1.63% as of December 31, 2012. Heeter commented, "The continued improvement in asset quality has allowed us to reevaluate our level of allowance for loan loss. Our improving credit ratios are a positive sign and continuing to improve asset quality will benefit earnings."

Stockholders' equity was $131.2 million at June 30, 2013, a decrease of $8.3 million from December 31, 2012. The decrease was due primarily to a redemption of $7.2 million of preferred stock held by the United States Treasury as part of the Small Business Lending Fund and a decline in other comprehensive income of $4.3 million primarily due to changes in market rates and a reduction in unrealized gains on the investment portfolio. Other declines resulted from dividend payments of $849,000 to common shareholders and $633,000 to preferred shareholders. These declines were partially offset by net income of $4.1 million. The Company's tangible book value per share as of June 30, 2013 decreased to $15.14 compared to $15.33 as of December 31, 2012 and its tangible common equity ratio increased to 7.65% as of June 30, 2013 compared to 7.62% as of December 31, 2012. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of June 30, 2013.

Income Statement

Net interest income before the provision for loan losses decreased $330,000 for the quarter ended June 30, 2013 compared to the same period in 2012. The decrease was a result of a $44.5 million decline in average earning assets, while the net interest margin remained at 3.10%. The decline in average earning assets was primarily due to a decline of $71.2 million in the investment portfolio, partially offset by a $22.2 million increase in the loan portfolio. On a linked quarter basis, net interest income before the provision for loan losses increased $42,000 as net interest margin increased by 3 basis points, partially offset by a decline of $9.6 million in average earning assets.

Net interest income before the provision for loan losses decreased $220,000 for the first half of 2013 compared to the same period in 2012. The decrease was a result of a $23.9 million decline in average earnings assets, partially offset by the net interest margin increasing from 3.06% in the first half of 2012 to 3.08% in the first half of 2013.

The provision for loan losses for the second quarter of 2013 decreased to $550,000 compared to $1.9 million during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to decreased net charge offs of $840,000, or .34% of loans on an annualized basis in the second quarter of 2013 compared to charge offs of $2.5 million, or 1.04% of loans on an annualized basis in the second quarter of 2012. Non-performing loans to total loans at June 30, 2013 was 1.94% compared to 2.61% at June 30, 2012. Non-performing assets to total assets were 1.77% at June 30, 2013 compared to 2.23% at June 30, 2012.

The provision for loan losses for the first half of 2013 decreased to $1.5 million compared to $3.2 million during last year's comparable period. The decrease was primarily due to a decline in net charge offs and improving asset quality. Non-performing loans to total loans at June 30, 2013 were 1.94% compared to 2.40% at December 31, 2012. This decrease in non-performing loans was primarily in one-to four-family mortgage loans and commercial real estate. Non-performing assets to total assets were 1.77% at June 30, 2013 compared to 2.21% at December 31, 2012.

Non-interest income for the second quarter of 2013 was $3.5 million a decrease of $246,000 compared to the second quarter of 2012. Decreases in non-interest income include declines in service fee income on deposit accounts of $388,000, which is primarily due to declining overdraft income, and in net gain on sale of investments of $240,000. Gain on loan sales declined $581,000 primarily due to loans held for sale at quarter end being valued for less than par as market rates increased late in the quarter. This decline was offset by a recovery of the valuation in mortgage servicing rights of $456,000 due to the increase in market rates. A $197,000 increase in gain on sale of other real estate and repossessed assets also offset declines in non-interest income for the quarter as activity on foreclosed assets has continued to be strong and current real estate values are improving. On a linked quarter basis, non-interest income decreased $179,000, primarily due to decreased gain on sale of investments, service charge income and gain on loan sales, partially offset by increased commission income and servicing gain on serviced mortgage loans.

Non-interest income for the first half of 2013 was $7.1 million, an increase of $462,000 compared to the first half of 2012. The increase was primarily due to $608,000 of increased gains on sales of real estate owned and other repossessed assets and an increase on servicing fees on mortgage loans of $517,000. These increases were offset by declines in service fee income on deposit accounts of $470,000 and in gain on sale of mortgage loans of $278,000.

Non-interest expense decreased $31,000 when comparing the second quarter of 2013 with the same period in 2012. Professional fees and real estate expenses have declined approximately $212,000 as asset quality continues to improve. Other declines in expenses were related to software subscriptions and maintenance of $84,000 and core deposit intangible amortization of $44,000. These declines were mainly offset by an increase in salaries and benefits of $238,000 primarily due to increased benefit expense and in marketing expense of $67,000. On a linked quarter basis, non-interest expense decreased $11,000 primarily due to decreased occupancy and equipment expense of $140,000 and software subscriptions and maintenance of $58,000, partially offset by increases in marketing of $169,000.

Non-interest expense increased $289,000 when comparing the first half of 2013 with the same period in 2012. Increases were primarily a result of salaries and benefits increasing by $446,000, primarily due to increases in employee benefit costs, increases in occupancy and equipment expense of $184,000, primarily due to a harsher winter in the first quarter of 2013. These increases were partially offset by reductions in professional fees of $113,000, in repossessed asset expense of $95,000, in intangible expense of $95,000 and in software subscriptions and maintenance of $83,000.

The effective tax rate for the second quarter of 2013 was 30.3% compared to 27.6% in the second quarter of 2012. The increase was due to an increase in taxable income and a change in the State of Indiana tax code. The State of Indiana will lower the Financial Institution Tax over the next four years from 8.5% to 6.5%. During this change, the Bank will be required to calculate the deferred tax asset at the lower phased in rate, which will increase our tax expense over this time period.

Heeter concluded, "We are encouraged by our results and the progress being made. We continue to review ways to enhance shareholder value and at the same time mitigate risks that financial institutions face."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including commercial lending, wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	June 30,	March 31,	December 31,
Balance Sheet (Unaudited):	2013	2013	2012
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$32,884	$34,396	$32,778
Investment securities - AFS	277,104	284,271	281,197
Loans held for sale	8,312	6,765	5,106
Loans, gross	974,253	971,867	985,583
Allowance for loan loss	(15,701)	(15,991)	(16,038)
Net loans	958,552	955,876	969,545
Premise and equipment	31,657	31,878	32,240
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	2,347	2,475	2,603
Cash surrender value of life insurance	49,068	48,727	48,410
Prepaid FDIC premium	0	1,344	1,647
Core deposit and other intangibles	1,989	2,200	2,411
Deferred income tax benefit	18,020	16,413	15,913
Foreclosed real estate	5,603	6,436	6,946
Other assets	8,334	8,528	9,271
Total assets	$1,408,261	$1,413,700	$1,422,458

Liabilities and Stockholders' Equity
Deposits	$1,154,426	$1,167,727	$1,184,009
FHLB advances	96,749	81,525	74,675
Other borrowings	11,248	11,427	11,606
Other liabilities	14,638	12,842	12,675
Stockholders' equity	131,200	140,179	139,493
Total liabilities and stockholders' equity	$1,408,261	$1,413,700	$1,422,458

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Income Statement (Unaudited):	2013	2013	2012	2013	2012
	(000)	(000)	(000)	(000)	(000)

Total interest income	$12,877	$12,901	$14,101	$25,779	$27,999
Total interest expense	2,857	2,923	3,751	5,780	7,780

Net interest income	10,020	9,978	10,350	19,999	20,219
Provision for loan losses	550	950	1,850	1,500	3,200
Net interest income after provision
for loan losses	9,470	9,028	8,500	18,499	17,019

Non-interest income
Fees and service charges	1,364	1,571	1,752	2,935	3,405
Net gain (loss) on sale of investments	43	339	283	382	480
Other than temporary impairment of securities	0	0	0	0	0
Equity in losses of limited partnerships	(128)	(126)	(128)	(254)	(248)
Commissions	1,174	982	1,036	2,156	2,055
Net gain (loss) on loan sales	134	436	715	569	847
Net servicing fees	435	(28)	(142)	407	(110)
Increase in cash surrender value of life insurance	304	317	336	621	677
Gain (loss) on sale of other real estate and repossessed assets	37	19	(160)	56	(552)
Other income	96	128	13	225	81
Total non-interest income	3,459	3,638	3,705	7,097	6,635

Non-interest expense
Salaries and benefits	5,531	5,551	5,293	11,083	10,637
Occupancy and equipment	1,261	1,401	1,277	2,663	2,479
Data processing fees	371	384	387	755	818
Professional fees	319	336	426	655	768
Marketing	439	270	372	709	725
Deposit insurance	316	324	314	640	627
Software subscriptions and maintenance	311	369	395	679	762
Intangible amortization	211	211	255	421	516
Repossessed assets expense	176	173	281	349	444
Other expenses	967	894	933	1,861	1,750
Total non-interest expense	9,902	9,913	9,933	19,815	19,526

Income before taxes	3,027	2,753	2,272	5,781	4,128
Income tax provision (benefit)	916	777	628	1,693	1,056
Net income	2,111	1,976	1,644	4,088	3,072
Preferred stock dividends and amortization	278	362	362	640	723
Net income available to common shareholders	$1,833	$1,614	$1,282	$3,448	$2,349

Pretax preprovision earnings	$3,299	$3,341	$3,760	$6,641	$6,605

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		6/30/2013			6/30/2012
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$19,408	$7	0.14%	$14,838	$6	0.16%
Mortgage-backed securities:
Available-for-sale	241,488	1,540	2.55	317,299	2,123	2.68
Held-to-maturity	0	0	-	0	0	-
Investment securities:
Available-for-sale	41,352	165	1.60	36,778	216	2.35
Loans receivable	975,282	11,040	4.53	953,099	11,648	4.89
Stock in FHLB of Indianapolis	14,391	125	3.47	14,391	107	2.97
Total interest-earning assets (3)	1,291,921	12,877	3.99	1,336,405	14,100	4.22
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	110,336			125,329
Total assets	$1,402,257			$1,461,734

Interest-Bearing Liabilities:
Demand and NOW accounts	$257,114	160	0.25	$259,417	227	0.35
Savings deposits	115,646	3	0.01	107,403	13	0.05
Money market accounts	94,923	60	0.25	81,333	92	0.45
Certificate accounts	544,038	2,187	1.61	607,714	2,624	1.73
Total deposits	1,011,721	2,410	0.95	1,055,867	2,956	1.12
Borrowings	100,427	447	1.78	124,386	794	2.55
Total interest-bearing accounts	1,112,148	2,857	1.03	1,180,253	3,750	1.27
Non-interest bearing deposit accounts	140,211			130,343
Other liabilities	14,208			15,989
Total liabilities	1,266,567			1,326,585
Stockholders' equity	135,690			135,149
Total liabilities and stockholders' equity	$1,402,257			$1,461,734

Net earning assets	$179,773			$156,152

Net interest income		$10,020			$10,350

Net interest rate spread			2.96%			2.95%

Net yield on average interest-earning assets			3.10%			3.10%

Average interest-earning assets to
average interest-bearing liabilities			116.16%			113.23%

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2013	2013	2012	2013	2012

Share and per share data:
Average common shares outstanding
Basic	7,045,112	7,037,166	6,938,273	7,041,139	6,933,255
Diluted	7,227,360	7,195,092	7,044,522	7,211,226	7,016,993
Per common share:
Basic earnings	$0.26	$0.23	$0.18	$0.49	$0.34
Diluted earnings	$0.25	$0.22	$0.18	$0.48	$0.33
Dividends	$0.06	$0.06	$0.06	$0.12	$0.12

Dividend payout ratio	24.00%	27.27%	33.33%	25.00%	36.36%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.60%	0.56%	0.45%	0.58%	0.43%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	6.59%	5.95%	4.97%	6.27%	4.58%
Interest rate spread information:
Average during the period(1)	2.96%	2.92%	2.95%	2.94%	2.90%

Net interest margin(1)(2)	3.10%	3.07%	3.10%	3.08%	3.06%

Efficiency Ratio	73.46%	72.80%	70.67%	73.13%	72.71%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	116.16%	115.76%	113.23%	115.96%	113.56%

Allowance for loan losses:
Balance beginning of period	$15,991	$16,038	$16,634	$16,038	$16,815
Charge offs:
One- to four- family	59	383	706	442	1,147
Commercial real estate	194	71	900	265	2,017
Consumer loans	180	480	561	660	906
Commercial business loans	537	166	749	703	753
Sub-total	970	1,100	2,916	2,070	4,823

Recoveries:
One- to four- family	2	23	2	25	4
Commercial real estate	14	0	167	14	360
Consumer loans	107	78	59	185	240
Commercial business loans	7	2	207	9	207
Sub-total	130	103	435	233	811

Net charge offs	840	997	2,481	1,837	4,012
Additions charged to operations	550	950	1,850	1,500	3,200
Balance end of period	$15,701	$15,991	$16,003	$15,701	$16,003

Net loan charge-offs to average loans (1)	0.34%	0.41%	1.04%	0.37%	0.86%

	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012

Total shares outstanding	7,099,779	7,081,327	7,055,502	6,992,029
Tangible book value per share	$15.14	$15.40	$15.33	$15.00
Tangible common equity to tangible assets	7.65%	7.72%	7.62%	7.14%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$7,520	$10,764	$10,791	$9,732
Commercial real estate	7,531	8,219	8,439	10,887
Consumer loans	2,144	3,134	2,865	2,817
Commercial business loans	1,452	1,711	1,315	1,140
Total non-accrual loans	18,647	23,828	23,410	24,576
Accruing loans past due 90 days or more	236	813	273	290
Total nonperforming loans	18,883	24,641	23,683	24,866
Real estate owned	5,603	6,436	6,945	7,365
Other repossessed assets	456	681	755	600
Total nonperforming assets	$24,942	$31,758	$31,383	$32,831

Performing restructured loans (4)	$8,126	6,420	9,664	$6,389

Asset Quality Ratios:
Non-performing assets to total assets	1.77%	2.25%	2.21%	2.23%
Non-performing loans to total loans	1.94%	2.54%	2.40%	2.61%
Allowance for loan losses to non-performing loans	83.15%	64.90%	67.72%	64.36%
Allowance for loan losses to loans receivable	1.61%	1.65%	1.63%	1.68%

(1) Ratios for the three and six month periods have been annualized.
(2) Net interest income divided by average interest earning assets.
(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., (765) 747-2945